UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 6, 2016 (April 1, 2016)

Precision Aerospace Components, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 000-30185

Delaware	20-4763096
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

351 Camer Dr. Bensalem, PA	19020
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (215) 245-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Certain Officers; Appointment of Certain Officers; Compensatory Agreement of Certain Officers.

On April 1, 2016, Precision Aerospace Components, Inc. (the "Company") announced Victor Mondo as the new Chief Executive Officer of the Company and as the President of the Aero-Missile Components, Inc., one of the Company's subsidiaries, effective April 1, 2016.

Mr. Mondo, age 50, brings to the chief executive role substantial leadership experience in operations, sales, marketing and general management experience, including previous leadership roles in the high-end fastener distribution industry.

In connection with his appointment, the Company and Mr. Mondo have entered into a written employment agreement (the "Employment Agreement") for an initial three-year term, which provides for the following compensation terms for Mr. Mondo. Pursuant to the Employment Agreement, Mr. Mondo will receive a base salary of $195,000 per year, subject to increase, but not decrease, at the discretion of the Board. Mr. Mondo is eligible for a cash bonus equal to 4% of Adjusted EBITDA over $2,000,000 at the end of each respective annual period. In addition, within 30 days following December 31, 2016, Mr. Mondo shall receive shares of the common stock of the Company equal to 3% of the total equity on a fully diluted basis, which will fully vest on December 31, 2018. Furthermore, Mr. Mondo is eligible to receive shares of common stock equal to up to 9% of the total equity on a fully diluted basis, subject to certain growth metrics for each annual period.

In addition, the Employment Agreement also provides for certain payments and benefits in the event of a termination of his employment under specific circumstances. If, during the term of the Employment Agreement, his employment is terminated by the Company other than for "cause," death or disability or by Mr. Mondo for "good reason" (each as defined in the Employment Agreement), he would be entitledto (1) continuation of his base salary at the rate in effect immediately prior to the termination date for six (6) months following the termination date, and (2) any unpaid portion of any cash bonus for the annual period preceding the annual period in which such termination occurs that was earned but not paid.

Pursuant to the Employment Agreement, Mr. Mondo has agreed to customary restrictions with respect to the disclosure and use of the Company's confidential information, and has agreed that work product or inventions developed or conceived by him while employed with the Company relating to its business is the Company's property. In addition, during the term of his employment and for the twelve (12) month period following his termination of employment for any reason, Mr. Mondo has agreed not to (1) own, manage, operate, control or participate in any manner in the ownership, management, operation or control, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which is engaged in any "competitive activity" (as defined in the Employment Agreement) in any geographic area where such competitive activity is being conducted or actively being planned to be conducted at or prior to termination and (2) not, directly or indirectly, recruit or hire or otherwise seek to induce any employees of the Company to terminate their employment or violate any agreement with or duty to the Company, or solicit or encourage any customer or vendor of the Company to terminate or diminish its relationship with the Company.

Concurrently, John F. Wachter stepped down as Interim Chief Executive Officer of the Company. Mr. Wachter remains Chairman of the Board of Directors (the "Board") and Chief Financial Officer of the Company.

The foregoing description of the Employment Agreement is a summary and is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and among Precision Aerospace Components, Inc., Aero-Missile Components Inc. and Victor Mondo

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Precision Aerospace Components, Inc. (Registrant)

Dated: April 6, 2016	By:	/s/ John F. Wachter
	Name:	John F. Wachter
	Title:	Chairman of the Board of Directors